INDUSTRIAL ASSETS PLEDGE AGREEMENT

This Industrial Assets Pledge Agreement (as may be amended, supplemented or otherwise modified from time to time, this "Asset Pledge Agreement") is made this 18 day of June, 2008, by and among:

COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA., a Brazilian limited liability company, organized and existing under the laws of Brazil with its head-office in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000, registered with the General Taxpayers' Registry (*CNPJ*) under number 02.392.616/0001-80 (hereinafter referred to as the "Pledgor");

in favor of

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee" or "Collateral Agent"); acting in its capacity as collateral agent for the benefit of each of the Noteholders (as defined below) under the Note Transaction Documents (as defined below), herein represented by the undersigned.

And, as intervening party,

COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Comanche").

RECITALS

A. Comanche has agreed to sell US$70,000,000.00, by aggregate principal amount, of its Senior Secured 12.5% Notes Due June 18, 2013 (the "Transaction Notes"), on the terms and conditions set forth in the Securities Purchase Agreement dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), by and among Comanche, Comanche Participações Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustiveis de Canitar Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustiveis de Santa Anita Ltda., a limited liability company duly organized under the laws of Brazil, and Comanche Biocombustiveis de Bahia Ltda., a limited liability company duly organized under the laws of Brazil and the Buyers named therein, including the initial Noteholders (as defined below).

B. To secure the Obligations (as defined below) under the Transaction Notes, Comanche has agreed to cause the Pledgor to provide the Collateral Agent with a security interest over

Pledgor's principal industrial fixed assets established at Pledgor's Facility (as defined below).

In consideration of the foregoing and of the covenants contained herein, the parties mutually agree as follows:

Section 1. Definitions.

1.1 Reference is hereby made to the Securities Purchase Agreement and the Transaction Notes issued pursuant thereto for a statement of the terms thereof. All terms used in this Asset Pledge Agreement, which are defined in Schedule X-2 of the Securities Purchase Agreement and not otherwise defined herein, shall have the same meanings herein as set forth therein.

1.2 For purposes of clarity, this Asset Pledge Agreement is a "Security Document" and a "Note Transaction Document" within the meaning of the Securities Purchase Agreement.

1.3 As used herein, the following terms shall have the corresponding meanings set forth below:

"Additional Assets" has the meaning ascribed to the term in Section 2.2 of this Asset Pledge Agreement.

"Assets" means all the industrial fixed assets, goods and machinery described and identified on Schedule A hereto.

"Asset Pledge Agreement" means this contract, as amended, supplemented or otherwise modified from time to time.

"Brazilian Civil Code" means Law 10,406 as of January 10, 2002, as amended from time to time.

"Brazilian Code of Civil Procedure" means Law 5,869 as of January 11, 1973, as amended from time to time.

"Collateral Agency Agreement" means the agreement appointing the Collateral Agent, dated on or about the date hereof, by and among the Collateral Agent, the Noteholders, Comanche and the Comanche Guarantors.

"Collateral Agent" means Tri-State Title & Escrow, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America, its successors and permitted assignees.

"Comanche" means Comanche Clean Energy Corporation, as qualified above.

"Comanche Guarantors" has the meaning ascribed in Schedule X-2 to the Securities Purchase Agreement.

"Event of Default" has the meaning ascribed to the term in Section 9 of this Asset Pledge Agreement.

"Leased Area" has the meaning ascribed to the term in Section 5.1 of this Asset Pledge Agreement.

"Noteholders" means the holders from time to time of the Transaction Notes.

"Note Transaction Documents" means the Securities Purchase Agreement, the Transaction Notes, the Security Documents and the Collateral Agency Agreement.

"Obligations" means the obligations of Comanche to the Noteholders or the Collateral Agent, arising from time to time under or in respect of (a) the due and punctual payment of the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Transaction Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Comanche under the Transaction Notes, and (iii) the due and punctual performance of all covenants, agreements, obligations and liabilities of Comanche under or pursuant to the Transaction Notes.

"Permitted Liens" has the meaning ascribed to the term in the Transaction Notes.

"Pledged Assets" has the meaning ascribed to the term in Section 2.2 of this Asset Pledge Agreement.

"Pledgor" has the meaning ascribed to the term in the Preamble to this Asset Pledge Agreement and includes the successors and permitted assignees of such person.

"Pledgor's Facility" means Pledgor's industrial facility established in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000 used for the production and commercialization of sugar cane, ethanol and co-products and by-products thereof.

"Purchaser" has the meaning ascribed to the term in Section 5.1.

"Secured Obligations" means the Obligations of Comanche, the due and punctual payment and performance of all obligations of the Comanche Guarantors under the Security Documents and the due and punctual payment and performance of all obligations of the Comanche Parties under the Collateral Agency Agreement, including, for purposes of

clarity, all reasonable and reasonably documented costs and out-of-pocket expenses (including reasonable and reasonably documented fees and expenses of one U.S. and one Brazilian counsel) incurred by the Noteholders and/or by Collateral Agent in connection with the successful enforcement of any rights under this Guaranty, the Security Documents and the Collateral Agency Agreement.

"Securities Purchase Agreement" has the meaning ascribed to the term in the Recitals.

"Security Documents" means this Asset Pledge Agreement, the Guaranty in support of the Secured Obligations, the Quota Pledge Agreements in support of the Secured Obligations and all other Asset Pledge Agreements in support of the Secured Obligations, and such other documents as, from time to time, provide security for the repayment of the Secured Obligations.

"Security Termination Date" means the date on which all Secured Obligations (other than contingent obligations in respect of which no claim has been made) have been paid or otherwise satisfied in full.

"Special Fixed Assets" has the meaning ascribed to the term in Section 2.1 of this Asset Pledge Agreement.

"Transaction Notes" has the meaning ascribed to term in Recital A of this Asset Pledge Agreement.

Section 2. Pledge; Grant of Security Interest. For the purposes of article 1,424 of the Brazilian Civil Code, the Pledgor and the Collateral Agent confirm that the Obligations secured by this Asset Pledge Agreement have the following general terms and conditions: (i) aggregate principal amount up to US$ 70,000,000.00 and with interest rate of 12.5% per year; (ii) term for repayment of until June 18, 2013 and (iii) the collateral is the pledge over the Pledged Assets, as defined on Section 2.2 below.

2.1 The Pledgor hereby pledges to the Collateral Agent, on first priority security interest basis (*penhor industrial em primeiro grau*), pursuant to the provisions of Articles 1,431 et seq. and 1,447 and 1,448 of the Brazilian Civil Code: (i) the principal industrial fixed assets, special fixed assets and general assets described and identified in Schedule A hereto; and (ii) all proceeds of the assets referred to in clause (i), including whatever is hereafter received upon the sale, exchange or disposition of any such property (the "Assets"); provided, however, that it is explicitly understood that the Assets do not include and this Asset Pledge Agreement does not grant any security interest in (i) any agricultural lands, (ii) any assets adjacent to or associated with the Pledgor's Facility that are or may be used for the planting, growing or harvesting sugar cane or oleaginous crops, (iii) any free-standing tanks for the storage of sugar cane, oleaginous crops, ethanol, biodiesel, other biofuels, or any catalysts, co-products or by-products associated with the production of such biofuels or (iv) any trucks or other rolling stock.

2.2 In addition to the Assets, (i) every time the Pledgor purchases or otherwise acquires any additional assets of the type covered in the definition of "Assets" above with an aggregate value of R$ 5,000,000.00 (five Million Reais) or more, the Pledgor shall include such assets in Schedule A.1 and therefore amend this Asset Pledge Agreement through the execution of an amendment in substantially the form of Schedule B ("Additional Assets", together with the Assets, the "Pledged Assets"). The Pledgor shall immediately give written notice thereof to the Collateral Agent, which notice shall describe the Additional Assets and grant to the Collateral Agent at its sole cost and expense, a first priority security interest in all such Additional Assets, in each case subject to no other lien or encumbrance.

Section 3. Registration. The Pledgor shall, within twenty (20) days from the date hereof present this Asset Pledge Agreement and any applicable amendment, for registration with the competent Registry of Real Estate (*Cartório de Registro de Imóveis – RGI*). Pledgee may waiver Pledgor's failure to present such document for registration within the give term, waiver which shall not be unreasonably withheld, such as in case it causes no damage to Pledgee or to the enforceability or priority of the pledge.

Section 4. Deposit. As authorized under Article 1,431, sole paragraph, of Brazilian Civil Code, the Pledgor shall keep direct possession of the Assets and shall use them in its regular activities without limiting the Collateral Agent's rights herein. The Pledgor shall pay no compensation to the Collateral Agent for the use of the Pledged Assets. In case of an Event of Default, the Pledgor irrevocably and unconditionally undertakes to deliver to the Collateral Agent, upon its request, the possession of the Pledged Assets and to provide the Collateral Agent with powers to enter into a free lease agreement with the Purchaser, in accordance with Sections 5 and 8 below.

Section 5. Transfer and Sale of the Assets. It is hereby agreed and understood by the Pledgor and the Collateral Agent that the Pledged Assets shall not be sold, transferred or by any other means whatsoever disposed without a prior written consent and approval from the Collateral Agent, provided, however, that, (i) if in connection with the exercise of any of the Collateral Agent's remedies under this Asset Pledge Agreement, the Collateral Agent disposes of any part of the Pledged Assets or (ii) if in connection with any conveyance, sale, lease, transfer or other disposition permitted under the Note Transaction Documents or any Note Pledge Agreement, any part of the Collateral is conveyed, sold, leased, transferred or otherwise disposed of, then, in either case (i) or (ii), the Liens, if any, of the Collateral Agent for the benefit of any of the Noteholders on such Pledged Assets shall be automatically, unconditionally and simultaneously released. The Collateral Agent (on behalf of the Noteholders) shall promptly execute and deliver such termination statements, releases and other documents reasonably required or requested to effectively confirm such release.

5.1 In case an Event of Default occurs and the Collateral Agent exercises its right to sell, assign and/or transfer to any third party purchaser (the "Purchaser") any of the Special Fixed Assets to obtain proceeds in order to settle the Secured Obligations, the Pledgor hereby agrees and authorize the Collateral Agent to enter into, on its behalf, a free lease agreement substantially in the terms of Schedule C with any Purchaser,

covering of the area described in Schedule D (the "Leased Area"), so that such Purchaser will have the possession of the Leased Area and access to the Special Fixed Assets located therein.

5.2 The Pledgor hereby agrees that, upon the occurrence of (i) an Event of Default and (ii) a sale, assignment or transfer of the Special Fixed Assets, the Pledgor shall permit Purchaser to have access to the Pledgor's Facility, so that Purchaser may enter the relevant and specific area where the Special Fixed Assets are located.

Section 6. Representations and Warranties. The Pledgor represents and warrants to the Collateral Agent as of the date hereof, that:

6.1 this Asset Pledge Agreement is a legal, valid and binding obligation of the Pledgor and enforceable against the Pledgor in accordance with its terms. The execution, performance and granting of the security interest pursuant to this Asset Pledge Agreement have been duly authorized by all necessary corporate action on the part of the Pledgor and do not and will not (i) violate any provision of the corporate act of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under any contractual obligation of the Pledgor, (iii) violate any applicable law and (iv) require the approval or consent of any person pursuant to any contractual obligation of the Pledgor.

6.2 it owns all right, title and interest in, to and under all of the Assets. The Assets are free and clear of any Liens or attachments, except for the Lien created hereby, and other Permitted Liens, and there are no other outstanding warrants, options, reserved assets or other contractual arrangements for the purchase of the Assets that restrict the transfer of, or otherwise would affect the pledge hereunder or the rights granted to the Collateral Agent herein;

6.3 the power-of-attorney granted in Section 8 of this Asset Pledge Agreement by the Pledgor grants to the Collateral Agent the rights and authority it purports to grant, and the Pledgor has not executed any other powers of attorney or similar documents, instruments or agreements with respect to the Assets; and

The representations and warranties in this Section 6 are made as of the date hereof shall be equally true and accurate as of the date of any Amendment to this Asset Pledge Agreement.

Section 7. Covenants. For the exclusive benefit of the Collateral Agent, the Pledgor covenants and agrees that, until the date on which the Secured Obligations have been indefeasibly redeemed or paid in full or otherwise satisfied in accordance with the terms of the Note Transaction Documents (other than contingent indemnification obligations in respect of which no claim has been asserted) (such date, the "Security Termination Date"):

7.1 the Pledgor shall not (i) create, incur or permit to exist any Lien, interest or option in favor of, or any claim of any person with respect to any of the Pledged Assets, or any interest therein, except for the security interest created hereby, and other Permitted

Liens, or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Assets, except in accordance with Section 5 of this Asset Pledge Agreement and the Note Transaction Documents. The Pledgor will endeavor, using its best efforts, to defend the right, title and interest of Collateral Agent to the Pledged Assets against the claims and demand of all persons whomsoever;

7.2 the Pledgor shall, promptly upon request, provide the Collateral Agent with all information, documents and evidence that the Collateral Agent may reasonably demand concerning the Pledged Assets to enable such Collateral Agent (directly or through any of their respective agents, successors or permitted assignees) to enforce the provisions of this Asset Pledge Agreement;

7.3 the Pledgor shall not enter into any agreement that could reasonably be expected to restrict or inhibit the Collateral Agent's rights or ability to sell or otherwise dispose of the Pledged Assets or any part thereof after the occurrence of an Event of Default;

Section 8. Power of Attorney. The Pledgor hereby appoints the Collateral Agent as its attorney in fact, granting to the Collateral Agent express, special and irrevocable powers to (i) sell, assign and transfer to third parties the Pledged Assets as necessary to settle the Secured Obligations, in case an Event of Default occurs and (ii) execute with the Purchaser of such Pledged Assets, on behalf of the Pledgor, a free lease agreement substantially in the form of Schedule C, so that the Purchaser will have the possession of the Leased Area where the Special Fixed Assets are located. The Pledgor hereby expressly allows the Collateral Agent to (but not limited to) directly sell the Assets provided that such sale is not made for an unfair value (*preço vil*), and to use the proceeds thereof for the partial or total payment of the Secured Obligations, returning the balance thereof, if any, after the Secured Obligations (other than contingent indemnification obligations in respect of which no claim has been made) have been paid in full, to the Pledgor. Such irrevocable power of attorney is granted by Pledgor for the benefit of the Collateral Agent in accordance with Article 1433, item IV and Articles 684 and 685, of the Brazilian Civil Code and shall remain in force until the Security Termination Date.

Section 9. Event of Default. An Event of Default shall be deemed to have occurred under this Asset Pledge Agreement in the event of: (a) any "Event of Default" occurs and is continuing under the Transaction Notes; (b) the Pledgor or Comanche fails to comply with any other condition or covenant which would constitute a default under this Asset Pledge Agreement; or (c) the declaration of the Pledgor's or Comanche's bankruptcy or judicial or extrajudicial recuperation.

Section 10. Remedies. Upon the occurrence of a Event of Default, the Collateral Agent is hereby irrevocably and unconditionally authorized and entitled to dispose of, collect, receive, appropriate and/or realize upon the Pledged Assets (or any part thereof) and may forthwith sell (whether on a public or private sale), assign, give an option or options to purchase or otherwise dispose of and deliver the Pledged Assets or any part thereof at such price, in such order and upon such terms and conditions as it may deem appropriate, as long as the price is not unfair (*preço vil*) and in accordance with the provisions set forth in Article 1,433, Item IV of the Brazilian Civil Code.

Section 11. Pledgee Surveillance. As set forth on Article 1,450 of Brazilian Civil Code, the Pledgor and the Collateral Agent agree that Collateral Agent shall have the right to, at any time to be agreed by the parties, survey the Assets and the condition of such Assets.

Section 12. Waivers and Amendments. This Asset Pledge Agreement and its provisions shall only be modified, amended, supplemented or waived with the express written consent of the Pledgor and the Collateral Agent.

Section 13. Coordination of Action. It is the objective of the Noteholders to coordinate their approach to the taking of all action under the Note Transaction Documents. Accordingly and for the purpose of clarity, no Noteholder shall have any right to take any action with respect to the Collateral pledged in support of the Secured Obligations independently of the Collateral Agent (other than to direct the Collateral Agent to take action in compliance with the Collateral Agency Agreement).

Section 14. Expenses. The Pledgor shall be responsible for all reasonable and reasonably-documented costs, taxes and expenses incurred in the preparation, perfection, registration, validity and enforcement of this Asset Pledge Agreement or any other document ancillary to this Asset Pledge Agreement, including, without any limitation, costs and expenses related to the applicable registration of this Asset Pledge Agreement with proper governmental authorities and the reasonable and reasonably-documented fees and disbursements of one Brazilian and one U.S. counsel to the Collateral Agent or any other party hereto in relation to the drafting, negotiation and enforcement hereof (either by means of negotiations, arbitral or judicial proceedings, or otherwise).

Section 15. Further Assurance. The Pledgor undertakes to, at its own expense, execute such further documents and instruments as may be required from time to time to enable the Collateral Agent to protect the rights created hereby in connection with the Pledged Assets or any part thereof or the enforcement by the Collateral Agent of any of the rights, powers, authorities and discretions vested in it by this Asset Pledge Agreement. In addition, the Pledgor will, at its own expense, defend the right, title and interest of the Collateral Agent on and to the Pledged Assets against the claims and demands of all persons whomsoever.

Section 16. Severability. If at any time subsequent to the date hereof, any provision of this Asset Pledge Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Asset Pledge Agreement. The security interest created thereby shall, to the extent permitted by applicable law, constitute a continuing first priority Lien on and perfected first priority security interest on the Pledged Assets, enforceable against the Pledgor in accordance with its terms.

Section 17. Complete Agreement; Successors and Assigns. This Asset Pledge Agreement and the other Note Transaction Documents are intended by the parties as the final expression of their agreement regarding the subject matter hereof. This Asset Pledge Agreement

shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 18. Notices. Any notice required to be given under this Asset Pledge Agreement must be given in writing and will be effective on receipt when delivered by registered mail, hand delivery or by facsimile confirmed by the sending of the original by registered mail to the party, at the address stated below or to such other address as such party may designate by written notice in accordance with the provisions of this Section.

If to the Pledgor or Comanche:

c/o Maples Corporate Services Limited.
PO Box 309 GT
Ugland House

Grand Cayman, KY1-1104, Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attn: Tina Meigh
Email:Tina.Meigh@MAPLESANDCALDER.com

With a copy to:
FondElec
One Dock Street, Stamford, CT 06902 USA
Tel: 203-326-4570
Fax: 203-326-4578
Attn: Thomas Cauchois
Email: tcauchois@fondelec.com

With a copy to:
Trench, Rossi e Watanabe Advogados
Av. Rio Branco, 1, 19th Floor
Rio de Janeiro, RJ 20090-003
Tel: 55-21-2206-4921
Fax: 55-21-2206-4949
Attn: Joaquim de Paiva Muniz, Esq.
Email: joaquim.p.muniz@bakernet.com

If to the Collateral Agent:

Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402-3901
Attn: David Clark
Email: dclark@faegre.com

Section 19. Governing Law and Venue. This Asset Pledge Agreement shall be governed by and construed in accordance with the laws of Brazil without regard to conflict of law principles. This Asset Pledge Agreement constitutes a "*título executivo extra-judicial*" according to the terms of Article 585, item III, of the Brazilian Code of Civil Procedure. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Simões Filho, State of Bahia, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Asset Pledge Agreement and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

Section 20. Termination/Release.

20.1 On the Security Termination Date, the Pledged Assets shall be released from the Liens created hereby, and this Asset Pledge Agreement and all obligations (other than those expressly stated to survive such termination) hereunder shall terminate. On such date, the Collateral Agent shall (i) deliver documentation of such release to the Pledgor and the Pledged Company, in the form of Schedule E, and (ii) take such other actions as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.2 Notwithstanding any provision to the contrary in this Asset Pledge Agreement, if, in accordance with the terms of the Transaction Notes, the Board of Directors of the Company designates the Pledgor to be a Special Purpose Entity; the Company shall provide the Collateral Agent with notice of any such designation, together with a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the provisions of the Transaction Notes. Upon the receipt of such notice and related documents, the Collateral Agent shall (i) deliver documentation substantially in the form of Schedule E releasing the Pledgor from this Asset Pledge Agreement and (ii) take such other actions (including registrations with Governmental Authorities) as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.3 If (i) in the exercise of remedies under this Asset Pledge Agreement (upon instruction of the Required Noteholders), the Collateral Agent disposes of any part of the Pledged Assets to satisfy the Secured Obligations or (ii) in connection with any conveyance, sale, lease, transfer or other disposition permitted under the Note Transaction Documents or any Note Pledge Agreeement, including a Disposition under Section 5(d) of the Transaction Notes the Net Cash Proceeds of which are deposited in a Collateral Account as to which the Collateral Agent receives an Officer's Certificate certifying that the relevant disposition complied with the provisions of the Transaction Notes (a "Permitted Disposition"), any part of the Pledged Assets is conveyed, sold, leased, transferred or otherwise disposed of, then in either such case (i) or (ii), the Collateral Agent shall (i) deliver documentation releasing the Pledgor from this Asset Pledge Agreement and (ii) take such other actions (including registrations with Governmental Authorities) as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.4 Except as provided in Section 5 of this Asset Pledge Agreement and in Section 20, any release of this Asset Pledge Agreement or of the Liens created and evidenced hereby shall be valid only if expressly agreed by the Collateral Agent in writing.

[Signature pages follow.]

AND BEING THUS AGREED AND CONTRACTED, the parties execute the present Asset Pledge Agreement in three (3) copies of equal text and form, in the presence of the undersigned witnesses.

TRI-STATE TITLE & ESCROW, LLC
In its capacity as Collateral Agent

By: Valli X. Kirimlis
Title Manager

STATE OF VIRGINIA

COUNTY OF FAIRFAX: to wit)

The foregoing instrument was acknowledged before me on June 18, 2008, by Valli X. Kirimlis, as Manager of Tri-State Title & Escrow, LLC, who is authorized to sign on behalf of the corporation.

Notary Public: Barbara J. Surlas

My commission exp: 5/31/11

BARBARA J. SURLAS NOTARY PUBLIC COMMONWEALTH OF VIRGINIA REG# 7109585

[Continuation of the signature page of the Asset Pledge Agreement between Tri-State Title and Escrow, LLC and Comanche Biocombustíveis da Bahia Ltda. entered into on June 18, 2008]

COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA.

____
By: Carolina Secches
Title: Attorney-in-fact

[Continuation of the signature page of the Asset Pledge Agreement between Tri-State Title and Escrow, LLC and Comanche Biocombustíveis da Bahia Ltda. entered into on June 18, 2008]

COMANCHE CLEAN ENERGY CORPORATION.

____

By: Alicia Návar Nayola
Title: Vice-Chairman and Secretary

Witnesses:

1. ________________________ 2. ________________________

Name: Name:

ID Card: ID Card:

DESCRIPTION AND SUMMARY OF THE ASSETS

Bahia				
ITEM	SECTOR	DESCRIPTION	DETAILED DESCRIPTION	QT.
1	Reception	Scale	Scale Toledo, 120 tons	1
2	Process	Tank	Storage Tank made of fiber, 30.00m^3 cylindrical, vertical	2
3	Process	Tank	Storage Tank made of fiber, TEGRE FIBRA, 35.00.00m^3 cylindrical, vertical	2
4	Process	Pump	Transference pump from tank to reactor, THEBE, model RL 20-8/R, driven by 10 hp WEG motor	1
5	Process	Pump	Pump WL 1565 12006, model THS 18 with 5.0 hp Weg motor, for vessel 201	1
6	Process	Pump	Pump for vessel 202, FB, in stainless steel, model FBE 2, with drive	1
7	Process	Vessel	Dilutor vessel 202, 10 m^3, cylindrical, vertical, with 20 hp drive and Transmotechnical reducer, our own manufacture	1
8	Process	Vessel	Dilutor vessel 201, 10 m^3, cylindrical, vertical, with 10 hp drive and Transmotechnical reducer, our own manufacture	1
9	Process	Reactor	Reactor WILTLM SCHMIDDING, made of stainless steel, 20 hp motor with reducer, Manufactured in 1971	1
10	Process	Reactor	Reactor WILTLM SCHMIDDING, made of stainless steel, 10 hp motor with Brevini reducer, Manufactured in 1971	1
11	Process	Collector	Distillate Collector, WILTELM SCHIMDING, Manufactured in 1971	1
12	Process	Collector	Distillate Collector, WILTELM SCHIMDING, Manufactured in 1971	1
13	Process	Condenser	Shell type condenser, horizontal, with stainless steel tubes, manufactured in 1971, WILTELM SCHIMDING, heat exchange area 30 m2, 2,5 m long by 0.5 m in diameter	2
14	Process	Column	Column for retention of heavy condensable products, associated with top of the reactor, in stainless steel, height 2.80 m, internal diameter 0.30 m	1
15	Process	Filter	Basket type filter with stainless steel screens	2
16	Process	Vessel	Mixing vessel with capacity of 500 l, manufactured in 1971	1
17	Process	Tank	Tank for thermal fluid expansion, with thermal cladding	1
18	Process	Pump	Vacuum Pump, capacity 220 m^3/h, driven by 15 hp Siemens motor.	1
19	Process	Tank	Water tank for 5,000 l, UNIFIBER	1
20	Process	Pump	SULZER pump, flow 30 m3/h, 30 m.w.c., drive 7.0 hp	1

21	Process	Column	Distillation Column, diameter 0.51 height 15.00 m	1
22	Process	Tank	Buried tank for mixing chemical products	1
23	Utilities	Boiler	Thermal fluid heating set, composed of an ATA boiler, horizontal tank, one pump for fluid, KSB, model 100-40, 50 hp drive, capacity 600,000 K cal	1
24	Utilities	Tower	Cooling water tower, ALFATERM, model ASP 1400/4/25/14 - BG, capacity 200 m3/h, motor fan 25 hp	1
25	Utilities	Pump	Pump for recirculating water from cooling tower, KING, 75 hp Weg drive, Manufactured in 1994	1
26	Utilities	Compressor	Compressor SCHULZ MW V 60, 15 hp	1
27	Utilities	Transformer	225 KVA Transformer.	1
28	Utilities	Pump	Fire fighting pump, 40 hp drive, 100 m3/h, 60 m.w.c.	1
29	Utilities	Pump	Jockey Pump, 0.75 hp for line pressurization	1
30	Storage	Pump	Transference pump MARK, model OLG 006, drive by 10 hp motor, Manufactured in 2006	1
31	Storage	Meter	Volumetric meter, model MD 50, SF, AGA TEC	1
32	Utilities	Piping	Piping for firefighting, 4", sch 80, 130 m	1
33	Utilities	Piping	Piping for thermal fluid, 3", sch 40, 40 m, with heat insulation	1
34	Utilities	Piping	Piping for tower, 6", sch 40, 40 m	1
35	Utilities	Piping	Piping for oil, 2", sch 40, 90 m	1
36	Utilities	Piping	Piping for filter tank, 3", sch 40, 40 m	1
37	Utilities	Piping	Piping, 2", sch 40, 30 m	1
38	Utilities	Generator	Heimer 204KVA	1
39	Utilities	Interconnections	All pipes, cables, pumps and electrical components that attaches/interconnects the assets above	
39	Automation	Automation	Complete automation system for the plant, composed of valves, flow meters, sensors, pumps and cables	1
40	Laboratory	Laboratory	Complete laboratory with all equipments necessary for the operation of the plant	

SCHEDULE B

[FORM OF]

AMENDMENT TO ASSET PLEDGE AGREEMENT

This [___] Amendment to the Assets Pledge Agreement (hereinafter referred to as this "Amendment") is made as of [___], by and among:

COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA., a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000, registered with the General Taxpayers' Registry (*CNPJ*) under number 02.392.616/0001-80 (hereinafter referred to as the "Pledgor")

in favor of

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Delaware, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Collateral Agent" or "Pledgee"); acting in its capacity as collateral agent for the benefit of each of the Noteholders under the Note Transaction Documents, herein represented by the undersigned;

as intervening party,

COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Comanche").

RECITALS

WHEREAS on June 18, 2008, the parties hereto entered into an Industrial Assets Pledge Agreement (the "Asset Pledge Agreement"), registered with the [___] under number [___];

WHEREAS the parties hereto have agreed to amend the Asset Pledge Agreement in order to grant to the Collateral Agent a perfected first priority security interest in the Additional Assets; and

WHEREAS pursuant to the terms hereof, the parties hereto desire to amend the Asset Pledge Agreement.

NOW, THEREFORE, the parties hereto enter into this Amendment No. [___] to the Asset Pledge Agreement ("Amendment") under the following terms and conditions:

Section 1. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Asset Pledge Agreement.

Section 2. The Pledgor hereby pledges and transfers the Additional Assets listed in the new Schedule A.2 attached hereto (and which were not contained in the original Schedule A.2 of the Asset Pledge Agreement) to the Collateral Agent;

Section 3. The Pledgor hereby represents and warrants to and in favor of the Collateral Agent, that:

(a) the execution, performance and granting of the security interest and extension of the original pledge created under the Asset Pledge Agreement pursuant to this Amendment have been duly authorized by all necessary corporate action on the part of the Pledgor. This Amendment has been duly executed by the Pledgor. The execution, performance and grant of the security interest under the Asset Pledge Agreement and the Amendment do not and will not (i) violate any provision of any corporate document of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of the Pledgor (including any provisions of any material contract or any contracts relating to debt to which the Pledgor is party, jointly or not), or violate any law binding on the Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of the Pledgor or any income or profits therefrom, except for the lien created hereby in favor of the Collateral Agent under this Amendment and the Asset Pledge Agreement; and

(b) this Amendment and the Asset Pledge Agreement, as amended hereby, constitute a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, and the security interest created hereby will, upon completion of the registrations required by Section 3 of the Asset Pledge Agreement, constitute a legal, valid and perfected first priority security interest in the Pledged Assets, enforceable in accordance with its terms against all creditors of the Pledgor, in each case, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to creditors' rights generally.

Section 4. All provisions of the Asset Pledge Agreement not amended or modified herein shall remain in full force and effect in accordance with the terms of the Asset Pledge Agreement.

Section 5. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Simões Filho, State of Bahia, Brazil, in any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

[Signature pages follow/]

AND BEING THUS AGREED AND CONTRACTED, the parties execute the present Amendment to the Asset Pledge Agreement in three (3) copies of equal text and form, in the presence of the undersigned witnesses.

COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA.

____

By:
Title:

TRI-STATE TITLE & ESCROW, LLC

____

By:
Title:

COMANCHE CLEAN ENERGY CORPORATION

____

By:
Title:

Witnesses:

1. __________________________	2. __________________________
Name: ID Card:	Name: ID Card:

FORM OF

FREE LEASE AGREEMENT

This Private Instrument Creating a Rent-Free Lease Agreement (this "Lease") is entered into by and between **COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA.**, a Brazilian limited liability company, organized and existing under the laws of Brazil with its head-office in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000, registered with the General Taxpayers' Registry (*CNPJ*) under number 02.392.616/0001-80 (hereinafter referred to as "Lessor"), hereby represented by its attorney-in-fact, **TRI-STATE TITLE & ESCROW, LLC,** a limited liability company organized and existing under the laws of the State of Delaware, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America ("Tri-State" or "Collateral Agent") and [______]., a [______], with its head-office in the City of [__], State of [______], at [________], registered with the CNPJ/MF under No. [______] (hereinafter referred to as "Lessee"), all of them with the necessary authority and powers to enter into this Lease.

(A) **RECITALS**

A. Comanche Clean Energy Corporation ("Comanche"), the parent company of Lessor's economical group is the primary obligor in respect of $[___], by aggregate principal amount, of its Senior Secured 12.5% Notes Due June 18, 2013 (the "Transaction Notes"), issued on the terms and conditions set forth in the Securities Purchase Agreement dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement").

B. To secure the obligations to the Noteholders under the Transaction Notes and the related Guaranty by the Lessor and other affiliates of Comanche, the Lessor has executed an Asset Pledge Agreement, dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Asset Pledge Agreement") in favor of Tri-State, as the Collateral Agent acting for the benefit of such Noteholders.

C. The Asset Pledge Agreement provides the Collateral Agent with a security interest over Lessor's principal industrial fixed assets located at Lessor's industrial facility established in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000 used for the

production and commercialization of sugar cane, ethanol and co-products and by-products thereof.

D. The Asset Pledge Agreement establishes that upon the occurrence and continuance of Event of Default in respect of which the Collateral Agent has exercised, following instruction of the Required Noteholders, its right to sell, assign and/or transfer to any third party purchaser or designee any of the Pledged Assets to obtain proceeds in order to settle the Secured Obligations or to operate the Pledgor's Facility to obtain proceeds for such purpose, Lessor will enter into this Lease with such purchaser, assignee, transferee or designee the area set forth on Clause 1 below (the "Leased Area"), so that such person will have the possession of the Leased Area and access to the Pledged Assets located therein.

E. Lessor is the lawful owner of the Leased Area.

F. The Collateral Agent, has received notice that an Event of Default has occurred and is continuing and instruction from the Required Noteholders to exercise its right to sell, assign and/or transfer to the Lessee named above.

G. Lessee has acquired the Pledged Assets and wishes to have the possession of the Leased Area and access to the Pledged Assets located therein;

NOW, THEREFORE, in consideration of the foregoing and of the covernants contained herein, the parties mutually represent and warrant to each other and agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Asset Pledge Agreement

Section 2. Leased Area. By this Lease and pursuant to the conditions set forth hereunder, Lessor hereby assigns to Lessee on a free lease basis and without any obligation to pay rent, the following area: [______] (the "Leased Area"), which is a part of Lessor's real estate, which record *(matrícula)* No. [_____] is duly registered before the [____] Real Estate Registry (Registro de Imóveis – RGI) of the city of Simões Filho, State of Bahia (hereinafter referred to as "the Real Estate").

Section 3. Term. This Lease shall be effective for twenty-five (25) years, beginning on the date hereof and ending on the 25th anniversary thereof, on which date Lessee undertakes to return the Leased Area unoccupied of persons and things.

Section 4. Use of the Leased Area. Lessee hereby agrees that it shall use the Leased Area for the exclusive purposes of using the Pledged Assets for its own purposes and/or related activities, being agreed that Lessee shall only use such Leased Area for another activity upon a prior written consent of Lessor.

Section 5. Conservation of the Leased Area. Lessee hereby undertakes to meet all requirements made by government authorities in relation to the use of the Leased Area. Lessee shall not transfer this Lease or make modifications or changes in the Leased Area without

Lessor's prior written consent, being agreed that Lessor shall be entitled to inspect the Leased Area hereto referred whenever it deems appropriate.

Section 6. Access to the Leased Area. Lessor hereby authorizes and grants Lessee with access to the Real Estate, having powers to enter and cross the Real Estate, at any time and any hour of the day, for the exclusive purposes of allowing Grantee to have the enough and sufficient access to the Leased Area and to the Pledged Assets.

Section 7. Termination.

7.1 By. Lessee. This Lease may be terminated by Lessee upon a notice given to Lessor, which shall promptly take effect, in the event of infringement of any obligations assumed hereunder, if such infringement is not cured within ten (10) days after the non-infringing party notifies the infringing party in this regard, without prejudice to indemnification for loss and damage caused by the infringing party.

7.2 By Lessor: Lessor may terminate this Lease in case of (i) Lessee's declaration of bankruptcy and/or judicial and/or extrajudicial reorganization, (ii) in case Lessee's does not use the Leased Area properly, as set forth in Section 4 above or (iii) in case the Leased Area becomes subject to any lien, mortgage, encumbrance, hypothecation or any other security interest caused by Lessee.

Section 8. General Provision.

8.1 Assignment. The Lessor may not assign its rights and obligations under this Kease without the prior written consent of the Lessee. The Lessee may assign its right to any person who agrees to be bound by the terms hereof.

8.2 Successors in Interest. This Lease is binding upon the parties and their heirs and successors, as provided for by Law.

8.3 Amendments. No amendment or waiver of any provision of this Lease shall in any event be effective unless it is in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.4 Governing Law. This Lease shall be governed by and construed in accordance with the laws of Brazil without regard to conflict of law principles.

8.5 Venue. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Simões Filho, State of Bahia, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Lease and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

8.6 Severability. If at any time subsequent to the date hereof, any provision of this Lease shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Lease.

[Signature pages follow.]

AND THUS BEING AGREED AND CONTRACTED, the parties execute this Lease in two (2) copies of equal text and form, in the presence of the undersigned witnesses.

COMANCHE BIOCOMBUSTÍVEIS DA BAHIA LTDA

By its attorney in fact
TRI-STATE TITLE & ESCROW, LLC

____

By _____________________________

Title ___________________________

LESSOR

____

By _____________________________

Title ___________________________

Witnesses:

1. ______________________	2. ______________________
Name:	Name:
ID Card:	ID Card:

DESCRIPTION OF THE LEASED AREA

The Area of installation of the Assets on Comanche Biocombustíveis da Bahia Ltda. industrial facility if of 2,501 M2. On the arrival to Comanche's Biocombustíveis da Bahia Ltda. Main Entrance at Via Penetração IC, S/N, in Aratu's Industrial area, is taken a line of 150 meters from the Main Entrance up to the beginning of the metallic buildings that supports the Assets. The Access to such building is done through lateral entrance B. The area where the Equipments are located are 51m to the North of the Comanche's land and 111m from the main entrance of its office.

The lease of the area includes the lease of the following buildings:

ITEM	SECTOR	DESCRIPTION	DETAILED DESCRIPTION	QTD.
1	Boiler	Building	Boiler House	1
2	Process	Building	Process Superstructure steel, with roof	1
3	Utilities	Building	Compressor Building	1

RELEASE NOTICE

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee"), hereby grants to **COMANCHE BIOCOMBUSTÍVEIS DA BAHIA**, a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Simões Filho, State of Bahia, at Zona de Indústrias Leves e Médias – ZILM, Lote 25, Distrito 2.4.4, Centro Industrial Aratu, Via de Penetração IV, Zip Code 43700-000, registered with the General Taxpayers' Registry (*CNPJ*) under number 02.392.616/0001- (hereinafter referred to as the "Pledgor)], a most broad, full, complete and irrevocable acquaintance and release in relation to the Pledgor's obligations under the Assets Pledge Agreement entered into on June 18, 2008 by the Pledgee, the Pledgor and, as intervening party, **COMANCHE CLEAN ENERGY CORPORATION**, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and duly registered under No. ____ before the __ Real Estate Register of the city of ___, thus expressly authorizing the Pledgor to take any and all necessary actions and measures to cancel, terminate and extinguish the validity of such Assets Pledge Agreement, including but not limited to the filing of this Release Notice with the competent real estate register or other Governmental Authority.

[place and date]

TRI-STATE TITLE & ESCROW, LLC.

____

By:

Title: